UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 24, 2013

COURIER CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

Commission File Number: 0-7597

IRS Employer Identification Number: 04-2502514

15 Wellman Avenue, North Chelmsford, MA	01863
(Address of principal executive offices)	(Zip Code)

(978) 251-6000

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2013, Courier Brazil Holdings Ltda., a wholly owned indirect subsidiary of Courier Corporation (“Courier”), entered into an Investment Agreement (the “Agreement”) with Digital Page Gráphica e Editora, a Brazilian company (“Digital Page”), and its founder.  Digital Page is a digital print provider in Brazil utilizing HP four-color digital inkjet technology.  Pursuant to the terms of the Agreement, Courier will invest a total of 20 million Brazilian Reals (equal to approximately US$9 million at the exchange rate prevailing at the date of this filing) for a 40% equity interest in Digital Page. The founder will continue to own 60% of Digital Page and will continue to actively manage the operations.  Four million Brazilian Reals of the proceeds (approximately US$1.8 million at exchange rates prevailing at the date of this filing) will be used to provide the founder liquidity in two tranches over several months and the remaining 16 million Brazilian Reals (approximately US$7.2 million at exchange rates prevailing at the date of this filing) will be used to fund operating needs, retirement of debt and capital expenditures at Digital Page.  In addition, the founder is permitted to take up to an additional 3 million Brazilian Reals (approximately US$1.4 million at exchange rates prevailing at the date of this filing) in dividends based on the level of retained earnings and working capital at closing, split over several tranches during the 12 month period following the closing.

The Agreement includes customary representations, warranties and covenants for agreements of this type, including indemnification from the founder.  One of the ancillary documents is a Stockholders Agreement containing restrictions on the transfer of equity interests, put and call rights and governance provisions, including restrictive covenants requiring Courier’s consent for any significant action by Digital Page and a Board of Directors composed of two Courier representatives and three founder representatives.  Courier expects the closing of the transactions contemplated by the Agreement to take place by the end of the calendar year following the satisfaction of the closing conditions set forth in the Agreement.  Concurrent with the signing of the Agreement, Courier funded a 4 million Brazilian Real loan (approximately US$1.8 million at exchange rates prevailing at the date of this filing), which is secured by a pledge of 40% of Digital Page’s equity and bears interest at 1% per month, to bridge Digital Page through closing. At the closing of the transaction, the principal amount of the loan will be credited towards the purchase price for Courier’s 40% interest in Digital Page.

Following the closing, Courier expects to include its equity percentage of Digital Page’s earnings in Courier’s consolidated financial statements from the date of investment.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is hereby incorporated into this report by reference.

On October 28, 2013, Courier issued a press release announcing the entry into the Agreement.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1        Investment Agreement in Digital Page Gráphica e Editora dated as of October 24, 2013.

99.1        Press Release of Courier Corporation dated October 28, 2013 announcing the investment in Digital Page Gráphica e Editora.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COURIER CORPORATION

	By:	/s/ Peter M. Folger
Peter M. Folger
Senior Vice President and
Chief Financial Officer
Date: October 29, 2013

Exhibit Index

10.1        Investment Agreement in Digital Page Gráphica e Editora dated as of October 24, 2013.

99.1        Press Release of Courier Corporation dated October 28, 2013 announcing the investment in Digital Page Gráphica e Editora.